Exhibit 10.16

BEAVER DEVELOPMENTS LIMITED

(incorporated in the British Virgin Islands with limited liability)

June 30, 2004

BY HAND AND BY FAX (+86 10) 6472 6134	CONFIDENTIAL

Mr You Jun WANG, CEO

Beijing Watch Data System Co., Ltd.

No 2 Wanhong West Street

Capital Airport Road

Chaoyang District, Beijing 100015

People’s Republic of China

Dear Mr WANG,

Ref.: Second Agreement dated 30 April 2000 (the “Agreement”)

First of all, we would like to show our sincere appreciation of your Company’s business success and commend you on the great efforts by you and your management team.

With respect to your Company’s potential repayment obligations as stipulated in Clause 4 of the Agreement, after due consideration of various factors, including

i.	the external factor unforeseen and uncontrolled by any Parties at the time of Subscription in 2000, being the restructuring of the PRC telecom sector from 2001 leading to general delay by 18-24 months in all qualification and contract procedures by all telecommunications service providers in the PRC, as experienced by all industry participants, resulting in inevitable delays in fulfilling the various forecast milestones by your Company, which, pursuant to the Agreement, would have resulted in a potential obligation for your Company to repay us approximately US$2.2M in cash, as soon as the audited financials for the year ending December 31, 2001 of your Company are issued;

ii.	the business growth of your Company since 2003; and,

iii.	the contemplating IPO of your Company on the NASD,

we write to inform you our decision to irrevocably waive all repayment obligations due from your company to us, effective immediately. Please refer to copy of the enclosed board and shareholders’ resolution of our company to this effect, for your records.

This letter is final, binding and conclusive, and supercedes any and all agreements or settlement schemes on this subject of repayment previously reached or discussed, whether in written, verbal or any other forms.

We would like to extend our best wishes to your contemplating initial public offering on the NASD.

For and on behalf of

Beaver Developments Limited

/s/ Tony WM Tsang
Tony WM TSANG
Director

Enclosure (3)

cc: Ms Lin KE

For correspondence, please direct to:

C/O Transpac Capital Ltd, Suite 3322, Two Pacific Place, 88 Queensway, Admiralty, Hong Kong

Tel: (+852) 2525 2661	Fax: (+852) 2877 6612